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TICKETMASTER

Ticketmaster Reports Third Quarter Year Over Year
Revenue and EBITDA Gains

Match Contributes $5.8 million of EBITDA,
A 156 Percent Increase Over Prior Year Period

Citysearch launches its new "Anything/Anywhere" Search Product

    Los Angeles, CA—October 23, 2001—Ticketmaster (NASDAQ: TMCS) today released quarterly and nine-month results for the period ended September 30, 2001.

    Revenues in the third quarter of 2001 increased 7.1 percent over the comparable year-ago period to $157.5 million. EBITDA* in the third quarter of 2001 was $14.0 million, compared to EBITDA* of $2.7 million in the year ago quarter, an improvement of 426.4 percent. Cash EPS** was $0.04 per share compared with $(0.03) per share in the year ago quarter. First Call consensus for Cash EPS for the third quarter of 2001 was $0.02 per share.

    For the nine-month period ended September 30, 2001, total company revenues were $515.6 million, compared to $462.3 million in the year ago period, an increase of 11.5 percent. EBITDA for the nine-month period was $60.1 million in 2001, compared to $24.7 million in 2000, an increase of 142.9 percent over the prior year period. Prior period comparisons are based on pro forma results for the prior periods assuming that the combination with Ticketmaster Corporation occurred on January 1, 2000. For a complete presentation of the results, please see the financial tables attached to this press release.

(*EBITDA—earnings before interest, taxes, depreciation, amortization, merger and other non-recurring charges, minority interest, advertising provided by USA Networks, Inc. for which no consideration was paid by the Company, non-cash compensation, equity income/loss of unconsolidated affiliates, investment losses, net and other income and expenses. **Cash EPS—basic earnings per share excluding amortization, merger and other non-recurring charges, equity in income/loss of unconsolidated affiliates, advertising provided by USA Networks, Inc. for which no consideration was paid by the Company, non-cash compensation and investment losses, net).

Financial Results

	Three Months Ended September 30,			Nine Months Ended September 30,
$ in thousands
	2001(b)	2000(a)	Change	2001(b)	2000(a)	Change
Revenues
Ticketing operations	$133,897	$124,928	7.2%	$447,903	$395,909	13.1%
City guide	11,078	13,991	(20.8)%	35,851	36,827	(2.7)%
Personals	12,478	7,571	64.8%	31,687	21,949	44.4%
Other	0	592	NM	149	7,639	NM

Total Revenue	$157,453	$147,082	7.1%	$515,590	$462,324	11.5%

	Three Months Ended September 30,			Nine Months Ended September 30,
$ in thousands
	2001(b)	2000(a)	Change	2001(b)	2000(a)	Change
EBITDA
Ticketing operations	$19,021	$16,656	14.2%	$84,775	$75,607	12.1%
City guide	(8,412)	(13,401)	37.2%	(25,700)	(42,662)	39.8%
Personals	5,801	2,264	156.2%	8,908	4,827	84.5%
Corporate and other	(2,382)	(2,854)	16.5%	(7,887)	(13,027)	39.5%

Total EBITDA	$14,028	$2,665	426.4%	$60,096	$24,745	142.9%

(a)
The unaudited financial information for 2000 gives effect to the combination with Ticketmaster Corporation as if the combination had occurred at the beginning of the year. The unaudited results of operations are based on accounting for the combination at historical cost in a manner similar to that in pooling-of-interests accounting.

(b)
Ticketing operations in each of the three and nine months ended September 30, 2001 does not include $4.2 million of revenue and $0.4 million of EBITDA, as during the third quarter the Company altered the method (from consolidation to the equity method) by which it accounted for its 50.01% stake in Ticketmaster 7, its Australian-based joint venture. In addition, the change in accounting treatment resulted in the number of consolidated tickets reported sold for the third quarter of 2001 to be reduced by 1.2 million.

    "We are pleased to be able to deliver total company results in line with expectations, despite the negative impact the tragic events of September 11 had on our ticketing business," said John Pleasants, president and chief executive officer. "While current economic conditions are uncertain, our businesses support and enable people to go out and do the things they want to do—areas in which we have long term confidence."

Third Quarter Highlights Include:

  •
  Ticketmaster doubled the rate of user registrations on ticketmaster.com

  •
  The Citysearch network topped 100 million monthly pageviews in July and August

  •
  Citysearch's "Best Of" feature logged more than three million votes as users helped define the best of their city

  •
  Citysearch launched its new "Anything/Anywhere" search product, greatly expanding its local content and utility

  •
  Match ended the quarter with total paid subscriptions exceeding 250,000

  •
  Match introduced its new broadcast media campaign, increasing awareness of the brand and the category

  •
  ReserveAmerica increased its inventory, adding Idaho and Florida State Parks

  •
  The integration of the Company's ticketing and dating services into America Online is now largely complete and the integration of America Online's movie ticketing into Citysearch has been completed

Ticketing Operations

    Third quarter revenues from Ticketing operations were $133.9 million, compared with $124.9 million in the year ago quarter, an increase of 7.2 percent. The revenue increase reflects a 9.3 percent increase in revenue per ticket (from $5.67 to $6.20), the acquisition of ReserveAmerica in February 2001 and revenue growth in the United Kingdom and Ireland and was partially offset by the impact of events surrounding September 11. Tickets sold decreased from 20.2 million in the third quarter of 2000 to 19.3 million in the third quarter of 2001. Excluding tickets sold by the Company's Australian joint venture (which was included in the year ago period), tickets sold increased 0.5 percent. Gross transaction value for the third quarter of 2001 was $787.6 million.

    During the quarter the Company continued to invest in expanding and improving its infrastructure to support clients and consumers. "System upgrades for our outlet partners, increasing use of IVR at our phone centers, innovative fan loyalty programs and new systems to support season ticket sales are all part of our commitment to help clients sell more tickets," said Pleasants. "In particular, we are pleased with our ticketfast™ technology, formerly Print-My-Own, which is demonstrating high consumer adoption rates. We are now active in 32 major venues and we expect to have 60 completed by year end."

    EBITDA from Ticketing operations in the third quarter of 2001 was $19.0 million compared with $16.7 million, an increase of 14.2 percent. Ticketing EBITDA in the third quarter of 2000 included approximately $4.9 million of expenses relating to litigation settlements. EBITDA in the third quarter of 2001 was adversely impacted relative to expectations primarily due to reduced ticket sales, event postponements and event cancellations following September 11.

    Online ticketing revenue was $44.6 million, compared to $35.5 million a year ago, an increase of 25.6 percent. The percentage of tickets sold online was 31.9 percent compared with 25.6 percent in the third quarter of 2000. Gross transaction value in the third quarter for online ticket sales was $284.4 million compared to $224.8 million in the year ago quarter.

    "As part of our commitment to increase online penetration, we improved our ticketing web site during the quarter by increasing functionality and adding a new 'browse' feature, all of which resulted in doubling the rate of user registrations. We believe we can further accelerate this migration of ticket sales by working with clients to develop marketing programs built around the Internet and by continuing to improve the technology of this highly efficient distribution method," said Pleasants.

    During the quarter, the Company piloted several new access and notification programs. "Early efforts with individual targeted email alerts, client coordinated pre-sales and new CRM programs have reinforced our commitment to these initiatives," said Pleasants.

    The Company continued to improve its advertising and direct marketing revenue, capitalizing on the Company's relationship with millions of purchasing consumers. In the third quarter 2001, revenue from such sources incremental to traditional ticketing revenue such as advertising and direct marketing equaled $0.28 per ticket sold compared to $0.27 in the third quarter of 2000.

    "We are encouraged by daily ticketing volumes as they are generally in line with year ago levels. However, given the current environment, we are cautious in our near term outlook, including for the fourth quarter, where we do not expect to see as much ticketing purchase activity in the holiday season as we would have expected before September 11 and we expect to see some decline in our advertising revenue and software related businesses," said Pleasants. "Notwithstanding the current uncertainty, our strategy remains to grow our ticketing business by increasing volume, as well as provide clients with new products and programs to stimulate incremental demand and provide more ticketing services to clients."

City Guide

    Revenue from City guide was $11.1 million in the third quarter of 2001, a 20.8 percent decrease from $14.0 million in the comparable year-ago period. EBITDA from City guide in the third quarter was a loss of $8.4 million compared with a loss of $13.4 million a year ago, a 37.2 percent improvement, reflecting Citysearch's initiatives to reduce operating costs. In the third quarter, the Citysearch network (Citysearch, Evite and LiveDaily), increased pageviews to 256.4 million for the quarter, an 81.1 percent increase over the year ago quarter, and unique users increased to a monthly average of 5.2 million.

    In the third quarter, Citysearch launched its "Anything/Anywhere" search product. This new feature expands Citysearch's offering beyond arts and entertainment, making it a comprehensive source for local information. Anything/Anywhere has broadened Citysearch's reach with approximately 10 percent of searches occurring in areas outside Citysearch's previously defined focus areas.

    "Citysearch continues to deliver significant increases in pageviews and unique users, confirming the attractiveness and growing appeal of the site," said Pleasants. "The advertising market remains difficult, but we remain confident in Citysearch's ability to innovate and respond to client needs. New features, such as our 'Anything/Anywhere' local search product, as well as new advertising and direct marketing should help position the Company to capitalize longer term on the large local advertising market."

Personals (Match)

    Third quarter revenue from the personals business was $12.5 million compared with $7.6 million in the year ago period, an increase of 64.8 percent from the year ago quarter. EBITDA in the third quarter increased to $5.8 million, from $2.3 million a year ago, an increase of 156.2 percent.

    "We are thrilled with the traction and momentum that Match displayed in the third quarter. We believe we've entered a new period in this company's growth, in which Match's brand, distribution strength, and network scale are coming together to transform the very concept of online dating," said Pleasants. "In the third quarter, Match benefited from its expanding relationships with America Online and MSN, a new broadcast media campaign, new site features, and an increasingly sophisticated CRM notification effort. With approximately half of the adult population over 18 single, we think that Match can extend its category leadership and can deliver strong top and bottom line growth."

    The Company's personals operations attracted a monthly average of 2.4 million unique users in the third quarter of 2001, a 41.2 percent increase over the year ago period. At end of the third quarter of 2001, the personals operations had 252,700 paying subscription members compared to 156,945 at year-end 2000, an increase of 61.0 percent year to date.

Corporate and Other

    In the third quarter of 2001, Corporate and other reported no revenue due to the transfer of the Company's electronic commerce service operation (in the third quarter of 2000) and TM Realty operation (in connection with the combination of Ticketmaster Corporation and Ticketmaster Online-Citysearch) to USA Networks, Inc. The EBITDA loss from Corporate and other improved from a loss of $2.9 million in the third quarter of 2000 to a loss of $2.4 million in the third quarter of 2001, largely reflecting these same transfers.

Other Items

    During the quarter the Company wrote down the assets of its equity holdings in certain Internet ventures, resulting in a charge of $6.7 million. The Company also incurred approximately $1.0 million of restructuring charges associated with previously announced Citysearch initiatives.

Audience and Traffic Highlights

    Total online network traffic grew significantly during the quarter to an estimated 1.4 billion page views during the quarter, an increase of 100 percent from the year ago quarter. In September, according to Jupiter Media Metrix, Ticketmaster's combined reach among home and work users was 11.4 percent and unique users was 11.3 million, an increase in unique users of 44.9 percent from the year ago comparable period.

Ticketmaster Advertising on USA Networks

    During the quarter USA Networks provided advertising and promotional support to Ticketmaster as well as to certain partners of the Company in connection with strategic relationships. The Company recorded a non-cash charge of approximately $3.5 million in the third quarter of 2001 related to such support.

Conference Call

    The Company will host a conference call to discuss its third quarter results which is open to all parties. The call will be held on Tuesday, October 23, 2001 at 4:30 p.m. Eastern Time. Those parties in the United States and Canada interested in participating in the telephone conference should call (312) 470-0017 (toll call) and use pass code Ticketmaster or listen on the Web at www.abouttmcs.com.

    Replays of the conference call will begin approximately one hour after its completion and will run until 8:00 p.m. Eastern Time on October 30, 2001. To hear the replay, parties in the United States and Canada should call (402) 998-1815 (toll call). An online replay of the conference call will be available at www.abouttmcs.com.

About Ticketmaster

    Ticketmaster (NASDAQ: TMCS), the world's leading ticketing and access company, sold 83 million tickets in 2000 valued at more than 3.2 billion dollars, through approximately 3,800 retail Ticket Center outlets; 20 worldwide telephone call centers; and ticketmaster.com. Ticketmaster serves more than 6,200 clients worldwide and acts as the exclusive ticketing service for hundreds of leading arenas, stadiums, performing arts venues, and theaters. The Company also operates Citysearch, a leading online local network enabling people to get the most out of their city and Match.com, the premier online matchmaking service. Located in Los Angeles, California, Ticketmaster is majority owned by USA Networks, Inc. (NASDAQ: USAI) and is a part of its Interactive Group. Ticketmaster was formed through the combination of the operations of Ticketmaster Online-Citysearch and Ticketmaster Corporation in January 2001 and renamed Ticketmaster.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

    This press release contains forward-looking statements about Ticketmaster (the "Company"), including statements concerning its future product plans. These forward-looking statements involve risks and uncertainties. The Company's actual results could differ materially from these statements. These forward-looking statements are based on the Company's expectations as of the date of this release and the Company undertakes no obligation to update these statements. Among the risks and uncertainties that could adversely affect the Company's actual results are: that the Company may not realize the synergies and other intended benefits of the combination of Ticketmaster and Ticketmaster Online-Citysearch; that the Company may have difficulty overcoming problems associated with rapid expansion and growth; the dependence of the Company's business on entertainment, sporting and leisure events; quarterly fluctuations in the Company's revenues which could adversely affect the market price of the Company's stock; the risks of operating internationally; the dependence of the Company on its relationships with clients; the Company's future capital needs and the uncertainty of additional financing; the Company's dependence on key personnel and need to hire additional qualified personnel; control of the Company by USA Networks, Inc.; the potential for conflicts of interest between the Company and USA Networks, Inc.; the Company's need to continue to promote its brands; risks associated with competition; the Company's reliance on third party technology; network security risks; the Company's need to be able to adapt to rapid technological changes; liability associated with the information displayed or accessed on the Company's web sites; intellectual property infringement risks; risks associated with changing legal requirements on the Company's operations, including privacy concerns; litigation risks; the dilutive effect of future acquisitions; risks associated with the failure to maintain the Company's domain names; the risk to its stock price associated with the Company's anti-takeover provisions; and the risk associated with ongoing litigation and governmental investigations relating to the Company's business practices. Investors are encouraged to read the risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

    Ticketmaster is the owner or licensee of its name and logo trademarks and service marks. All other trademarks and trade names are the property of their respective owners.

TICKETMASTER
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share information)

	September 30, 2001	December 31, 2000
	(unaudited)	(a)
ASSETS
Current assets:
Cash and cash equivalents	$117,910	$120,809
Marketable securities	6,063	7,938
Accounts receivable, ticket sales	48,044	32,395
Accounts receivable, trade	31,707	29,710
Contract advances	10,848	10,551
Prepaid expenses and other current assets	13,430	14,905

Total current assets	228,002	216,308
Property, equipment and leasehold improvements, net	71,753	88,386
Goodwill and other intangibles, net	1,073,233	1,185,948
Other assets	66,188	52,301
Deferred income taxes, net	3,796	3,391

Total assets	$1,442,972	$1,546,334

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$695	$4,778
Accounts payable, trade	8,813	10,652
Accounts payable, clients	118,095	97,687
Accrued expenses	60,289	67,618
Due to USAi and affiliates	3,203	—
Deferred revenue and other	19,509	14,764

Total current liabilities	210,604	195,499
Long-term debt, net of current portion	1,089	13,092
Due to USAi and affiliates	—	181,411
Other long-term liabilities	23,497	9,347
Minority interest	827	4,631
Stockholders' equity:
Common stock	1,416	1,410
Additional paid-in capital	1,699,198	1,516,484
Accumulated deficit	(490,443)	(371,922)
Accumulated other comprehensive loss	(3,216)	(3,618)

Total stockholders' equity	1,206,955	1,142,354

Total liabilities and stockholders' equity	$1,442,972	$1,546,334

TICKETMASTER
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share information)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2001	2000	2001	2000
	(unaudited)
Revenues:
Ticketing operations	$133,897	$124,928	$447,903	$395,909
City guide	11,078	13,991	35,851	36,827
Personals	12,478	7,571	31,687	21,949
Other	—	592	149	7,639

Total revenues	157,453	147,082	515,590	462,324

Operating costs and other expenses:
Ticketing operations	88,970	81,967	287,320	253,436
City guide operations	9,912	11,296	31,205	33,956
Personals operations	3,756	1,897	9,581	6,549
Other	—	607	142	11,614
Sales and marketing	19,057	23,243	64,117	63,355
General and administrative	25,581	27,207	77,600	71,306
Depreciation and amortization	51,174	51,603	153,901	150,600
Merger and other non-recurring charges	976	—	976	—

Total operating costs and other expenses	199,426	197,820	624,842	590,816

Loss from operations	(41,973)	(50,738)	(109,252)	(128,492)

Other (income) expenses:
Interest income	(417)	(904)	(1,719)	(3,081)
Interest expense	53	2,250	2,485	6,168
Equity in net (income) loss of unconsolidated affiliates	257	644	(684)	2,636
Investment losses, net	6,679	—	6,679	—

Total other expenses	6,572	1,990	6,761	5,723

Loss before income taxes and minority interest	(48,545)	(52,728)	(116,013)	(134,215)
Minority interest in income (loss)	141	(220)	(1,419)	(786)
Income tax provision (benefit)	721	(1,264)	3,927	11,734

Net loss	$(49,407)	$(51,244)	$(118,521)	$(145,163)

Basic and diluted net loss per share	$(0.35)	$(0.36)	$(0.84)	$(1.05)

Shares used to compute basic and diluted net loss per share	141,568	140,548	141,332	138,909

Supplemental Financial Information(b)
EBITDA(c)	$14,028	$2,665	$60,096	$24,745

Cash EPS(d)	$0.04	$(0.03)	$0.24	$(0.08)

Advertising provided by USA Networks, Inc. for which no cash was paid by Ticketmaster	$3,508	$1,457	$13,441	$1,607

Non-cash compensation	$343	$343	$1,030	$1,030

Amortization	$43,314	$44,490	$130,710	$129,056

Notes:

(a)
The December 31, 2000 balance sheet represents the combination of Ticketmaster Online-Citysearch and Ticketmaster Corporation. This combination was accounted for as an exchange of assets between entities under common control in a manner similar to the pooling of interests method of accounting.

(b)
The accompanying supplemental financial information is presented for informational purposes only and should not be considered as a substitute for the historical financial information presented in accordance with generally accepted accounting principles.

(c)
EBITDA is defined as earnings before interest, taxes, depreciation, amortization, minority interest, merger and other non-recurring charges, advertising provided by USA Networks, Inc. for which no consideration was paid by Ticketmaster, non-cash compensation, equity in income/loss of unconsolidated affiliates, investments losses, net and other income/expense.

(d)
Cash EPS is defined as basic earnings per share excluding amortization, merger and other non-recurring charges, advertising provided by USA Networks, Inc. for which no consideration was paid by Ticketmaster, non-cash compensation, equity in income/loss of unconsolidated affiliates and investment losses, net.

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Ticketmaster Reports Third Quarter Year Over Year Revenue and EBITDA Gains
CONDENSED CONSOLIDATED BALANCE SHEETS
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS